Exhibit 99

For Immediate Release	Inquiries:	Jeanne A. Leonard
October 20, 2003		Liberty Property Trust
610/648-1704

LIBERTY PROPERTY TRUST ANNOUNCES
THIRD QUARTER RESULTS

Malvern, PA — Liberty Property Trust (NYSE:LRY) reported that net income per common share (diluted) increased to $.49 per share for the quarter ended September 30, 2003, from $.47 per share (diluted) for the quarter ended September 30, 2002.

Funds from operations available to common shareholders (diluted) (“FFO”) for the third quarter of 2003 increased to $.85 per share from $.80 per share for the third quarter of 2002. FFO is a non-GAAP financial measure. A reconciliation of GAAP net income to FFO is included in the financial tables accompanying this press release.

Third quarter 2003 results include $3.8 million, or approximately $.05 per share, in lease termination fees.

Third quarter 2002 results reflect recent guidance and clarifications by the Securities and Exchange Commission. The SEC’s July 31, 2003 clarification of certain issues surrounding FASB-EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” requires the excess of preferred share redemption over carrying amount to be classified as a reduction in income available to common shareholders. Liberty redeemed its Series A Preferred Shares during the third quarter of 2002, and recorded the redemption in accordance with GAAP at that time. The application of this guidance has resulted in a $.05 decrease in both net income per common share (diluted) and FFO per share for the third quarter of 2002, and for the full year ended December 31, 2002.

In addition, on October 1, 2003, the National Association of Real Estate Investment Trusts published new guidance requiring impairment write-downs to be included in FFO. This clarification, which reflects a recent SEC staff’s position, has resulted in a $.07 decrease in FFO per share (diluted) for the third quarter of 2002, and for the full year ended December 31, 2002, with regard to Liberty’s sale of 28 industrial properties in November, 2002.

“Although economic data suggests that the broad economy is showing signs of improvement, real estate markets continue to suffer from eroding occupancy and pricing pressure. Given these circumstances, Liberty continues to perform well by maintaining occupancy and identifying select value-adding opportunities,” said William P. Hankowsky, Liberty’s chairman and chief executive officer. “Looking ahead, we expect 2004 to be a year of transition, with markets achieving varying degrees of stability by year-end, and opportunities for investment potentially increasing.”

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LRY Third Quarter 2003 Results

Real Estate Investments

Development: During the third quarter, Liberty brought into service two development properties totaling 202,000 square feet. These properties are currently 66.5 percent leased, with a current yield of 0.6 percent and a projected stabilized yield of 7.1 percent.

Construction commenced on four new developments during the quarter. In Tampa, Liberty has begun construction on a 35,000 square foot office building, which is 100 percent pre-leased to Option One Mortgage Corporation, a 30,844 square foot office building in High Point, North Carolina, which is 69.8 percent pre-leased to Paychex, Inc., and a 100,000 square foot office building in Malvern, PA, of which 78.0 percent is pre-leased to Sanchez Computer Associates, Inc. In Fort Lauderdale, Liberty has purchased a vacant, 102,000 square foot office building, which is undergoing an extensive rehabilitation for future occupancy.

As of quarter end, Liberty had 798,303 square feet under development, representing a total investment of $79.3 million. These properties were 77.7 percent leased at September 30.

Acquisitions: During the quarter Liberty acquired four properties for $33.5 million. These properties contain 785,000 square feet of leaseable space, are 81.0 percent leased, have a current yield of 9.2 percent and a projected stabilized yield of 9.7 percent.

During the quarter Liberty exercised its option to purchase the Rouse Kent Limited (RKL) entity for nominal consideration. RKL operates in the United Kingdom, and owns six buildings which contain 210,000 square feet of leaseable space. RKL is party to a contract with the County of Kent which contract entitles RKL to participate in proceeds realized from the sale of residential land parcels to homebuilders.

Dispositions: During the quarter, Liberty sold one property containing 16,000 square feet of leaseable space and eight acres of land for proceeds of $2.2 million.

Portfolio Performance

Leasing: At September 30, Liberty’s in-service portfolio of 53 million square feet was 91.2 percent occupied, which is no change from the second quarter of 2003, and up from 90.6 percent for the same quarter last year. During the quarter, Liberty completed lease transactions totaling more than 2.9 million square feet of space.

Same Store Performance: Property level operating income for same store properties decreased by 1.7 percent on a cash basis and by 1.9 percent on a straight line basis for the quarter. For the nine month period ended September 30, property level operating income decreased by 2.6 percent on a cash basis and by 2.7 percent on a straight line basis.

Dividend

During the quarter, Liberty increased its quarterly dividend by 0.8 percent to $0.605 per share.

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LRY Third Quarter 2003 Results

Earnings Outlook

Liberty expects to report funds from operations for 2004 in the range of $3.20-$3.35. A reconciliation of FFO to GAAP net income for this range is below:

	2003 Range		2004 Range
	Low	High	Low	High
Projected net income per share	$1.88	$2.03	$1.68	$1.83
Depreciation and amortization	1.53	1.53	1.59	1.59
Gain property dispositions	(.14)	(.14)	—	—
Minority interest share of addbacks	(.07)	(.07)	(.07)	(.07)

Projected funds from operations per share	$3.20	$3.35	$3.20	$3.35

About the Company

Liberty Property Trust (NYSE:LRY) is a leading real estate company dedicated to enhancing people’s lives through extraordinary work environments. Liberty’s 53 million square foot portfolio of office and industrial properties offers exceptional locations, flexible design, thoughtful amenities, superior service, and state-of-the-art technology to the Company’s 1,900 tenants. Liberty increases the value of this portfolio through expert property management, marketing and development.

Additional information about the company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investor section of the Company’s web site at www.libertyproperty.com. The third quarter supplemental package will be available on-line by 8:00 a.m. on October 21, 2003. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1708, or by e-mail to eshoemaker@libertyproperty.com.

Liberty will host a conference call during which management will discuss third quarter results, on Tuesday, October 21, 2003, at 2:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-643-7691. No password or code is needed. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-645-9291 for international participants. A passcode is needed for the replay: 3095840. The call can also be accessed live via the Internet on the Investor Relations page of Liberty’s web site at www.libertyproperty.com for one week following the call.

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LRY Third Quarter 2003 Results

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Liberty Property Trust
Balance Sheet
September 30, 2003
(In thousands, except share amounts)

	September 30, 2003	December 31, 2002

Assets
Real estate:
Land and land improvements	$551,989	$504,808
Building and improvements	3,295,038	3,048,676
Less: accumulated depreciation	(559,918)	(485,206)

Operating real estate	3,287,109	3,068,278
Development in progress	33,241	163,379
Land held for development	165,837	163,142

Net real estate	3,486,187	3,394,799
Cash and cash equivalents	43,750	11,071
Accounts receivable	6,032	14,349
Deferred rent receivable	55,629	48,775
Deferred financing and leasing costs, net of accumulated amortization (2003, $85,002; 2002, $75,833)	82,459	71,544
Investment in unconsolidated joint ventures	17,861	14,963
Prepaid expenses and other assets	63,908	71,560

Total assets	$3,755,826	$3,627,061

Liabilities
Mortgage loans	$360,741	$315,263
Unsecured notes	1,405,000	1,418,924
Credit facility	152,000	132,000
Accounts payable	40,800	24,116
Accrued interest	19,889	32,571
Dividend payable	50,326	48,040
Other liabilities	94,419	91,315

Total liabilities	2,123,175	2,062,229

Minority interest	204,694	208,439
Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 191,200,000 shares authorized, 79,671,693 (includes 59,100 in treasury) and 76,484,612 (includes 59,100 in treasury) shares issued and outstanding as of September 30, 2003 and December 31, 2002, respectively	80	76
Additional paid-in capital	1,499,155	1,410,900
Accumulated other comprehensive income	6,239	4,804
Unearned compensation	(3,752)	(1,750)
Distributions in excess of net income	(72,438)	(56,310)
Common shares in treasury, at cost, 59,100 shares as of September 30, 2003 and December 31, 2002	(1,327)	(1,327)

Total shareholders’ equity	1,427,957	1,356,393
Total liabilities & shareholders’ equity	$3,755,826	$3,627,061

Liberty Property Trust
Statement of Operations
September 30, 2003
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended

		September 30, 2002		September 30, 2002
	September 30, 2003	(Restated)	September 30, 2003	(Restated)

Revenue
Rental	$114,778	$113,191	$336,846	$324,929
Operating expense reimbursement	43,092	40,811	127,594	119,875
Equity in earnings of unconsolidated joint ventures	440	—	1,355	—
Interest and other	1,486	2,088	5,637	5,692

Total revenue	159,796	156,090	471,432	450,496

Operating Expenses
Rental property	30,489	27,178	90,921	82,077
Real estate taxes	16,348	15,779	46,560	44,571
Interest	31,153	29,147	92,587	85,222
General and administrative	6,542	5,088	20,749	16,414
Depreciation and amortization	30,735	27,938	90,662	81,512

Total operating expenses	115,267	105,130	341,479	309,796

Income before property dispositions, income taxes and minority interest	44,529	50,960	129,953	140,700
(Loss) gain on property dispositions	(312)	(5,414)	292	(4,172)
Income taxes	(526)	(184)	(1,587)	(462)
Minority interest	(4,965)	(5,000)	(15,235)	(15,530)

Income from continuing operations	38,726	40,362	113,423	120,536
Discontinued operations net of minority interest (including net gain on property dispositions of $418 and $528 for the quarters ended September 30, 2003 and 2002, and $11,668 and $6,197 for the nine months ended September 30, 2003 and 2002)	383	1,278	12,302	7,808

Net income	39,109	41,640	125,725	128,344
Preferred share distributions	—	(1,742)	—	(7,242)
Excess of preferred share redemption over carrying amount	—	(4,186)	—	(4,186)

Income available to common shareholders	$39,109	$35,712	$125,725	$116,916

Basic income per common share:
Continuing operations	$0.49	$0.45	$1.45	$1.46

Discontinued operations	$0.01	$0.02	$0.16	$0.11

Total basic income per common share:	$0.50	$0.47	$1.61	$1.57

Diluted income per common share:
Continuing operations	$0.48	$0.45	$1.43	$1.44

Discontinued operations	$0.01	$0.02	$0.16	$0.10

Total diluted income per common share:	$0.49	$0.47	$1.59	$1.54

Weighted average shares:
Basic	78,949	75,451	77,939	74,663

Diluted	80,317	76,651	79,164	75,972

Liberty Property Trust
Statement of Funds From Operations
September 30, 2003
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended

		September 30, 2002		September 30, 2002
	September 30, 2003	(Restated)	September 30, 2003	(Restated)

Net income	$39,109	$41,640	$125,725	$128,344
Preferred share distributions	—	(1,742)	—	(7,242)
Excess of preferred share redemption over carrying amount	—	(4,186)	—	(4,186)

Income available to common shareholders	39,109	35,712	125,725	116,916
Adjustments:
Minority interest excluding preferred unit distributions	1,843	1,959	5,953	6,178
Depreciation and amortization of unconsolidated joint ventures	168	—	495	—
Depreciation and amortization	30,162	27,787	89,408	81,151
Impairment loss	—	(6,017)	—	(6,017)
Loss (gain) on property dispositions	(106)	4,886	(11,377)	479

Funds from operations available to common shareholders	$71,176	$64,327	$210,204	$198,707

Funds from operations per common share — diluted	$0.85	$0.80	$2.54	$2.49

Diluted weighted average shares	84,015	80,441	82,855	79,828

Funds from operations is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.